Exhibit 10.4

SPECIFIC TERMS IN THIS EXHIBIT HAVE BEEN REDACTED BECAUSE CONFIDENTIAL TREATMENT FOR THOSE TERMS HAS BEEN REQUESTED. THE REDACTED MATERIAL HAS BEEN SEPARATELY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, AND THE TERMS HAVE BEEN MARKED AT THE APPROPRIATE PLACE WITH FIVE ASTERISKS (*****).
Term Sheet
INDIANA HARBOR COKE CO. L.P. – ARCELOR MITTAL USA
COKE PURCHASE AGREEMENT
September 5, 2013

Parties:	ArcelorMittal USA (“AMUSA”) Indiana Harbor Coke Company L.P. (“IHCC”) AMUSA and IHCC will be known individually as “Party” and collectively as “Parties”
Existing Agreement:
“Existing Agreement” refers to the Amended and Restated Coke Purchase Agreement dated as of February 19, 1998 by and between Indiana Harbor Coke Company, L.P. and Inland Steel Company, predecessor to AMUSA, as amended and/or supplemented, including, without limitation, as amended by the Amendment to Coke Purchase Agreement and Letter Agreement, with an Effective Date of March 31, 2001.

Term:
The terms set forth in this Term Sheet and the subsequent agreement will commence on 10/1/2013 and continue through 10/1/2023 (the “Renewal Term”). The Existing Agreement will be modified to incorporate the terms of this Term Sheet.

Renewal Option:
The Renewal Option for periods beyond October 1, 2023 shall mirror the terms of the Article II, Section 2.2 of the Existing Agreement, subject to replacing the referenced computer model with calculation examples and formulas in the schedules and the other changes specifically referenced herein. AMUSA will have the right to rescind the exercise of any Renewal Option if, within ninety (90) days after receiving IHCC’s calculation of its incremental capital requirements and the resulting change in the rates proposed to be charged, including supporting documentation reasonably requested by AMUSA, AMUSA, in its sole discretion, rejects the amount of such incremental capital. For the first five years of any extension beyond 2023 (i.e., from 2023 – 2028), there will be a continuation of the return on capital payment at the rate of $*****/net ton of furnace coke. This is in addition to the return on incremental capital for the extension period.
In any case, after termination of the agreement, AMUSA will have no liability for the residual value of IHCC’s facilities.

Capital Expenditure Finality
IHCC has invested (or will invest) sufficient capital to provide service during the Renewal Term such that IHCC will continue to meet the Minimum Coke Purchase Requirement (***** Tons) of furnace coke meeting the quality specification as set forth in the Existing Agreement at the pricing set forth in the agreement as modified by this term sheet.
For purposes of this Agreement, “Current Laws” means all laws and regulations, including without limitation environmental laws and regulations, in effect as of October 1, 2013, as well as permits in effect as of October 1, 2013 and as may be modified by the NOV negotiation discussed herein (“Current Laws”).
The obligation of IHCC to meet the Minimum Coke Purchase Requirement will not be affected by IHCC’s compliance with Current Laws.
IHCC and Cokenergy are currently engaged in settlement negotiations with the United States Environmental Protection Agency and Indiana Department of Environmental Management for resolution of Notices of Violation (“NOV negotiation”). The outcome is unknown. Notwithstanding the outcome of such NOV negotiation or IHCC’s compliance with Current Laws, the total contribution of capital for purposes of the pricing to AMUSA shall under no circumstances be increased. Even if IHCC is obligated to expend or contribute additional capital or fines as a result of the NOV negotiation, such additional capital expenditures or fines shall not be recoverable from AMUSA.
For the avoidance of doubt, in the event that Cokenergy’s action or inaction causes IHCC to be non-compliant with Current Laws, IHCC shall continue to have an obligation to meet the Minimum Coke Purchase Requirement at the prices set forth herein.

Refurbishment expense Cap
For purposes of this Agreement, the expense caps will be annualized. Machinery consists of the pusher charger machines, Door Machines (for purposes of this Agreement, “utility car” means door machine), hot car and locomotive.
For the period April 1, 2013 to December 31, 2013, the maximum AMUSA liability for repair and maintenance expense categorized as oven batteries shall be $*****/ton (based on the required minimum tonnage)
For the period April 1, 2013 to December 31, 2013, the maximum AMUSA liability for repair and maintenance expense categorized as total machinery shall be $*****/ton (based on the required minimum tonnage)
For the period January 1, 2014 to December 31, 2014, the maximum AMUSA liability for repair and maintenance expense categorized as oven batteries shall be $*****/ton (based on the required minimum tonnage).
For the period January 1, 2014 to December 31, 2014, the maximum AMUSA liability for repair and maintenance expense categorized as total machinery shall be $*****/ton (based on the required minimum tonnage)
For the period January 1, 2015 to December 31, 2015 the total reimbursable expenditures for O&M expenses shall not exceed $***** per ton unless labor rates are modified, electricity prices change, or natural gas prices are greater than or less than $***** mmbtu. The maximum O&M value will be adjusted upward or downward for labor rates, electricity and natural gas prices. Personal property taxes will remain a direct reimbursable expense.
For the period January 1, 2016 to December 31, 2016, the total reimbursable expenditures for O&M expenses shall not exceed the 2015 value except as adjusted by the BLS All Industrial Commodities Less Fuels Index change plus adjustments for changes in labor rates, electricity and natural gas prices. Personal property taxes will remain a direct reimbursable expense.
For the period January 1, 2017 to December 31, 2017 the total reimbursable expenditures for O&M expenses shall not exceed the 2016 value except as adjusted by the BLS All Industrial Commodities Less Fuels Index change plus adjustments for labor rates, electricity and natural gas prices. Personal property taxes will remain a direct reimbursable expense.
For the period January 1, 2018 through the end of the Renewal Term, the

O&M reimbursement expenses shall be based upon the annual budgeting process in the Existing Agreement, except for machinery expenses which shall be subject to the line item cap below. Personal property taxes will remain a direct reimbursable expense.

 For the period January 1, 2018 to September 30, 2023, the maximum AMUSA liability for repair and maintenance expense categorized as total machinery shall be $*****/ton (based on the required minimum tonnage) adjusted by the annual change in the BLS All Industrial Commodities Less Fuels Index using the 2014 annual average bases.

Examples of these calculations will be developed and approved as part of the Renewal Term documentation.
Timing for 2014 AMUSA, IHCC Projects and Upgrades
AMUSA reline of No. 7 Blast Furnace and timing for delivery and installation of two new Pusher Charger Machines and modification and upgrade of the Door Machines will impact 2014 coke production and will be reflected in the Minimum Coke Purchase Requirement for 2014, as set forth below.
During the reline of No. 7 Blast Furnace, AMUSA will use best efforts to utilize the Coke produced by IHCC in its other blast furnaces (per the existing contract). This includes taking delivery of the coke produced on a mutually agreeable production schedule supporting agreement on the contractual minimum (per the next section).

Minimum Coke Purchase Requirement:
The Minimum Coke Purchase Requirement is ***** Tons per year (tpy) for the calendar year commencing January 1, 2015. The contractual Minimum Coke Purchase Requirement for 2014 shall be determined by mutual agreement of IHCC and AMUSA, based on the timing for delivery and installation of two new Pusher Charger Machines and the modification and upgrade of the Door Machines, as well as AMUSA’s reline of No. 7 Blast Furnace.
Commencing January 1, 2015, AMUSA agrees to take and pay for all coke production above the ***** tpy. The price for the Coke above ***** tpy in any calendar year shall be reduced by *****% of the total Return on Capital charge (i.e., $*****).
For the year commencing January 1, 2023, the Minimum Coke Purchase Requirement will be pro-rated for an October 1, 2023 contract end date, unless the Parties exercise a Renewal Option. In the event of any production shortfalls after January 1, 2014, Section 3.1(d) of the Existing Agreement shall continue to govern, provided that AMUSA’s preference is, if possible, for IHCC to supply Coke meeting the Coke Quality Specifications from IHCC’s affiliates.

incremental Return on Capital Charge	During the Renewal Term, the incremental return on capital charge will be $*****/net Ton furnace coke,
Current Return on Capital Charge extension
AMUSA will continue to pay the current $*****/ton return on capital charge for the duration of the Renewal Term which will satisfy any ongoing maintenance capital and any liability for residual value of the facility.

Coal Cost:
Pass through (same as Existing Agreement), AMUSA and IHCC to jointly develop the blend of coals to be used by IHCC. Coal blend development will cover all costs components of coal, including FOB mine coal costs, logistics and handling costs.

Yield Test:
AMUSA and IHCC shall make reasonable commercial efforts to negotiate a mutually agreeable coal to coke yield measurement process in lieu of the yield test. Such negotiation and any coke yield measurement process shall also address issues of inventory control and spillage control. Notwithstanding the foregoing, AMUSA and IHCC shall not have an obligation to agree to a new coke yield measurement process.

O&M:
Annual Budget (same as Existing Agreement) in 2014 and 2018-2023, 50/50 on variances.
In the years 2015-17 budget will equal the Refurbishment Expense Cap amounts for those years as described above. IHCC is solely responsible for variance above the limits set forth in Refurbishment Expense Cap. IHCC will share any variance below the Refurbishment Expense Cap with AMUSA on a 50/50 basis.

Inventory Risk:	Pass through (same)

Coal Handling and other coal charges:	Pass through (same)
LakeShore Coal Handling:
Assuming IHCC purchase of Lakeshore, the rate shall be the 2013 rate ($*****), plus any capital recovery charge that both Parties mutually agree is beneficial through June 30, 2014, provided, however, that the Parties shall not have an obligation to agree to any capital recovery charge. After June 30, 2014, the rate escalates by the factors shown in Schedule 4.1 of the Coal Handling Agreement dated August 30, 2013 between IHCC and SunCoke Lake Terminal LLC.

IHCC-Cokenergy Contract
Cokenergy owns and operates the heat recovery steam generators, flue gas desulfurization system, and associated equipment. IHCC will continue to try to reach an agreement with Cokenergy, and a new agreement with Cokenergy may not be reached on or before October 1, 2013. However, this Agreement is not dependent upon, or subject to revisions based on, any such agreement between IHCC and Cokenergy. In no event shall any amounts payable by IHCC to Cokenergy be passed through to AMUSA as operating or capital costs or otherwise.

Governmental Impositions:
Operating costs shall include all Governmental Impositions occurring on or after October 1, 2013 (excluding any imposed as a result of or in connection with the NOV negotiations) which IHCC is not reasonably able to mitigate plus actual costs incurred by the IHCC in the course of such mitigation. Governmental Imposition shall have the definition in Section 1.30 of the Existing Agreement, with an additional clause that Governmental Impositions shall not include any assessment, charge, impost or levy, however denominated, that are a result of events occurring or conditions existing, including any failure to comply with Current Laws.

Government Regulations affecting IHCC:
To the extent that Current Laws may result in the need for a shutdown or curtailment of AMUSA and/or IHCC’s facility, irrespective of when such a shutdown or curtailment occurs, AMUSA and/or IHCC shall not be excused or in any way released from its obligation to perform under this agreement.

While AMUSA and IHCC know of no future laws or regulations to be enacted or instituted after October 1, 2013 that may result in the need for a shutdown or curtailment of AMUSA’s facility or IHCC’s facility, if EPA or IDEM orders shutdown or curtailment of either facility, AMUSA and IHCC will make best efforts to obtain relief from such order, and will work to reach a resolution that will prevent shutdown or curtailment of AMUSA’s and/or IHCC’s operations. Only if such order results from laws or regulations enacted after October 1, 2013, or from the enforcement of National Ambient Air Quality Standard regulations enacted prior to October 1, 2013, no liquidated damages or default will be assigned to or imposed upon AMUSA and/or IHCC for such shut down or curtailment.

If, as a result of laws or regulations enacted after October 1, 2013, EPA or IDEM orders the installation of new equipment for IHCC on a no-fault basis, separately from any past, current or future enforcement action, IHCC and AMUSA will either negotiate to reach mutual agreement to continue operating, with mutually agreed upon adjustments to the Agreement, or cease operations at by an agreed-upon date. If, after 60 days, the Parties cannot reach mutual agreement, either Party may elect to terminate the agreement, provided, however, that if IHCC elects to terminate, IHCC first must offer AMUSA the opportunity to take over IHCC’s facility for $1. IHCC will assume any new liabilities that arise on or after the start of such 60 day period related to IHCC.

Confidential Information:
The definition of “Confidential Information” and Section 15.11 (“Confidentiality”) in the Existing Agreement will be updated to incorporate the definition and terms of the current Confidentiality Agreement between AMUSA and IHCC.

Additional Agreement Terms:
This term sheet is intended to be binding and enforceable. AMUSA and IHCC will negotiate in good faith to execute an amendment and/or amendment and restatement to the Existing Agreement incorporating the terms of this term sheet, including any modifications to the remaining terms of the Existing Agreement, with the understanding that limited or no modification will likely be needed for the majority of remaining terms, including but not limited to Force Majeure, Arbitration, Warranties, Assignability, Audit of Records, etc., except as otherwise modified or limited in this Term Sheet. Article XIV, Conditions Precedent, will be substantially modified given that the Conditions Precedent at the time of the Existing Agreement entry have been met or expired. Until the Parties agree to such amendment, and in the event that the Parties are unable to agree to such amendment, this Term Sheet shall represent the binding agreement of the Parties.

This Term Sheet has been executed by duly authorized representatives of the Parties as of the date first written above.

ArcelorMittal USA LLC

By:
Name:
Title:

ArcelorMittal USA LLC

By:
Name:
Title:

Indiana Harbor Coke Co L.P.
By: Indiana Harbor Coke Company, its General Partner

By:
Name:
Title:

Schedule 4.1 to the Coal Handling Agreement
Adjustment of Contract Price
(a)    The Contract Price shall be adjusted on an annual basis effective July 1st of each year starting July 1st, 2014 in accordance with the provisions of this Schedule 4.1.
(b)    The Contract Price for the first 2.0 million tons of coal received and stockpiled at the Work Site in any Calendar Year is divided into fixed and variable costs in percentage weights as follows:

COMPONENT	$/TON	COMPONENT WEIGHT	ESCALATION INDEX NAME & NUMBER	INDEX BASE 6/1/2012
Fixed Cost	*****	*****
Variable Costs
Labor	*****	*****	Wage Rage (straight time) and Fringe Benefits for Plant Operators per Collective Bargaining Agreement between International Union of Operating Engineers, Local 150 and SXCP affiliate	*****
Fuel	*****	*****	#2 Diesel Fuel 0573-03 (PPI) from Bureau of Labor Statistics average for the year	*****
Materials	*****	*****	PPILFE (Less food and energy) from Bureau of Labor Statistics average for the year	*****
Total Variable Costs	*****	*****
Base Price	*****	*****
(c)    The Contract Price shall be adjusted on in the following manner:
(1)    The Fixed Cost component shall not be adjusted
(2)    The Variable Cost components shall be adjusted on an annual basis in respect of changes in the index applicable to the weighted percentages of the respective cost component.
(3)    Adjustments to the Variable Cost components shall be made applicable to coal delivered to the Work Site on or after July 1st of each year. The initial adjustment will be made on July 1st, 2014 reflecting the changes between 2013 calendar year average index values and the 2012 base index values.

(4)    Each Contract Price component adjustment shall be calculated separately and rounded to the nearest tenth of a cent ($0.001) per ton; then all of the components shall be combined to obtain the necessary adjustment, which shall be stated to the nearest tenth of a cent ($0.001) per ton.
(5)    Each adjustment to each Contract Price component shall be calculated using the formula:
(6)
where:
CC    is the Cumulative Change in            *****
component price

CV    is the current value of the index as
first published for adjustment of the component.

IB    is the index base value

CP    is the sum of the value of the variable cost components of the
Contract Price

PC    is the component percentage of each variable cost components.
SAMPLE CALCULATION

Contract Price	$***** per ton
Fixed Element of Contract Price	$***** per ton
Variable Element of Base Price	$***** per ton
Labor Cost Component	*****% of Contract Price Variable Cost Element
Index Base of Labor Cost	$*****
Current Value of Labor Cost	$*****
Increase in Labor Cost Component
*****

= $***** per ton
Assuming that at the Contract Price adjustment date there were no increases or decreases in the other variable costs, the revised Contract Price would be equal to the following sum:

Fixed Element of Contract Price	$***** per ton
Variable Cost Element of Contract Price	$***** per ton
Contract Price Adjustment	$***** per ton
Revised Contract Price	$***** per ton
(d)    The Contract Price for tons of coal in excess of 2.0 million tons received and stockpiled at the Work Site in any Calendar Year shall be only the Variable Cost components adjusted at the same percentage rate as that calculated for the first 2.0 million tons.